UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2005

Huntsman Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Huntsman Way Salt Lake City, Utah		84108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 584-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On November 2, 2005, the board of directors of Huntsman Corporation (the “Company”) approved a new compensation structure for the Company’s outside directors. The Company’s outside directors are Nolan D. Archibald, Marsha J. Evans, H. William Lichtenberger, Richard Michaelson, Wayne A. Reaud and Alvin V. Shoemaker. The terms of the new compensation structure, which will take effect on January 1, 2006, are the following:

•                  Each outside director will receive an annual cash retainer of $75,000 (payable in quarterly installments) and an annual restricted stock (or restricted stock-based) award with a value of $75,000 on the grant date. The annual restricted stock (or restricted stock-based) awards will vest in three equal annual installments beginning on the first anniversary of the grant date.

•                  Each member of the audit committee will receive an additional annual cash retainer of $20,000, and each member of the compensation and the nominating and corporate governance committees will receive an additional annual cash retainer of $10,000.

•                  The chairperson of the audit committee will receive an annual cash retainer of $25,000, and the chairpersons of the compensation and the nominating and corporate governance committees will each receive annual cash retainers of $10,000, in each case in addition to the retainers received for being members of these committees.

The directors may elect to defer any or all of their compensation.

In addition, on November 2, 2005, each of the outside directors was granted a one-time award of 50,000 non-qualified stock options in recognition of the unique obligations associated with being a director of a newly public company. These options have an exercise price of $19.25 and will vest in three equal annual installments beginning on the first anniversary of the grant date. The form of non-qualified stock option agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 10.1                                    Form of Non-qualified Stock Option Agreement for Outside Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION

/s/ Sean Douglas
Sean Douglas
Vice President and Treasurer

Dated: November 8, 2005

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Form of Non-qualified Stock Option Agreement for Outside Directors